UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2023

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AIMCO OP L.P.

(Exact name of registrant as specified in its charter)

Maryland (Apartment Investment and Management Company)	1-13232	84-1259577
Delaware (Aimco OP L.P.)	0-56223	85-2460835
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification No.)

4582 SOUTH ULSTER STREET

SUITE 1450, DENVER, CO 80237

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 224-7900

NOT APPLICABLE

(Former name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Apartment Investment and Management Company Class A Common Stock	AIV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the exchange act. ☐

Item 8.01 Other Events.

On June 22, 2023, Apartment Investment and Management Company (“Aimco”) closed on the sale of a 20%, non-controlling position in its Parkmerced mezzanine loan investment for $33.5 million in cash. Pursuant to the terms of the amended agreement, the purchaser will have the option to acquire the remaining 80% for an additional $134 million plus interest accruing at no less than 19% annually through May 2024. The purchaser pre-paid $4 million of interest at the time of closing.

So long as the purchaser’s option remains unexercised, Aimco will receive a first priority return from any payments made to service or pay down the mezzanine loan equal to $134 million plus no less than a 19% annualized return as well as 80% of any residual payments after the purchaser receives a 10% annualized return on its subordinate investment.

Separately, Aimco monetized its associated interest rate swaption for $54 million and invested the proceeds in a short-term treasury instrument as an ongoing hedge of the Parkmerced mezzanine loan investment.

In total, Aimco has monetized $91.5 million of its Parkmerced mezzanine investments and, subject to the purchaser’s exercise of its option, would realize gross proceeds of approximately $248 million, to be adjusted for timing of the transaction.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Apartment Investment and Management Company

Date: June 23, 2023	By:	/s/ H. Lynn C. Stanfield
Name: H. Lynn C. Stanfield
Title: Executive Vice President and Chief Financial Officer

AIMCO OP L.P. By: Aimco OP GP, LLC, its general partner By: Apartment Investment and Management Company, its managing member
	By:	/s/ H. Lynn C. Stanfield
Name: H. Lynn C. Stanfield
Title: Executive Vice President and Chief Financial Officer